Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 14, 2018 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2018.

For the full year 2018, revenue from continuing operations totaled $2.0 billion, increasing 30% from the prior year revenue of $1.5 billion.

For the full year 2018, Income from continuing operations totaled $33.3 million, or $0.78 per share, compared to $17.8 million, or $0.41 per share, in the prior year. Current year results included acquisition costs of $7.6 million ($5.0 million, net of tax, or $0.12 per share), special dividend ESOP charges of $3.2 million ($2.1 million, net tax, or $0.05), secondary equity offering costs of $1.2 million ($0.8 million, net tax, or $0.02), cost of life insurance benefit of $2.6 million ($0.2 million, net tax, or $0.01); and discrete and certain other tax benefits, net, that affect comparability of $9.4 million or $0.22 per share. Prior year results included acquisition costs of $9.6 million ($6.1 million net of tax, or $0.14 per share), Telephonics contract settlement charges of $5.1 million ($3.3 million, net of tax, or $0.08 per share) and discrete and certain other tax benefits, net, that affect comparability of $8.3 million or $0.19 per share. Excluding these items, current year adjusted income from continuing operations was $32.1 million, or $0.76 per share compared to $19.0 million, or $0.44 per share, in the prior year.

For the full year 2018, Segment adjusted EBITDA from continuing operations totaled $213 million, increasing 24% from the prior year of $173 million. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Segment adjusted EBITDA”, a non-GAAP measure).

Fourth quarter revenue from continuing operations of $546 million increased 27% compared to the prior year quarter revenue of $431 million.

Fourth quarter Income from continuing operations totaled $1.0 million, or $0.02 per share, compared to $4.3 million, or $0.10 per share, in the prior year quarter. Current year quarter results included discrete and certain other tax provisions, net, that affect comparability of $14.7 million or $0.35 per share. Prior year quarter results included acquisition costs of $9.6 million ($6.1 million net of tax, or $0.14 per share), Telephonics contract settlement charge of $5.1 million ($3.3 million, net of tax, or $0.08 per share) and discrete and certain other tax benefits, net, that affect comparability of $1.8 million or $0.04 per share. Excluding these items, current year Adjusted income from continuing operations was $15.7 million, or $0.38 per share compared to $12.0 million, or $0.28 per share, in the prior year quarter, a 36% increase.

Fourth quarter Segment adjusted EBITDA from continuing operations totaled $67 million, increasing 26% from the prior year quarter of $54 million.

Ronald J. Kramer, Chairman and Chief Executive Officer, commented “2018 was a transformational year for Griffon. We have significantly grown through the acquisitions of ClosetMaid, Kelkay and CornellCookson, and unlocked value through the divestiture of our Plastics business. These strategic changes position us to continue to increase operating margins and free cash flow, improve our overall financial performance and reduce debt. We are committed to long-term value creation for our shareholders and believe that Griffon has never been in a better strategic position."

Segment Operating Results

Home & Building Products
Revenue in 2018 totaled $1.7 billion, increasing 48% from the prior year. The AMES Companies, Inc. (“AMES”) revenue increased 75%, primarily due to the acquisition of La Hacienda, Tuscan Path, ClosetMaid ("CM"), Harper and Kelkay, and improved North American sales, partially offset by unfavorable weather patterns occurring throughout the year. Clopay Building Products Company, Inc. ("CBP") revenue increased 23% from the prior year period, primarily due to the acquisition of CornellCookson ("CC") and favorable mix, pricing, and increased volume. Organic growth for the year was 7%. CM and CC revenue was $311.6 million and $66.7 million, respectively, for fiscal 2018.

Segment adjusted EBITDA for 2018 was $177 million, increasing 40% compared to the prior year. The increase was primarily due to the benefit from increased revenue, partially offset by increased steel and resin costs, and tariffs.

Revenue in the current quarter totaling $444 million increased 55% from the prior year quarter. AMES revenue increased 72% compared to the prior year quarter, due to the acquisitions of Tuscan Path, CM, Harper and Kelkay, partially offset by decreased revenue at AMES US. CBP revenue increased 41%, due to the acquisition of CC and favorable mix, pricing, and increased volume. Organic growth for the quarter was 4%. CM and CC revenue was $78.0 million and $50.5 million, respectively, in the quarter.

Fourth quarter Segment adjusted EBITDA was $48 million, increasing 41% from the prior year quarter due to the benefit of increased sales, partially offset by increased steel and resin costs, and tariffs.

Defense Electronics
Revenue in 2018 totaled $326 million, decreasing 21% compared to the prior year, as expected, due to decreased maritime surveillance radar and electronic countermeasure systems revenue.

Segment adjusted EBITDA for 2018 was $36 million, compared to $46 million in the prior year primarily due to the decreased revenue noted above and the impact of revised estimates to complete remaining performance obligations on certain airborne intercommunications systems.

Revenue in the current quarter totaled $101 million, decreasing 29% from the prior year quarter, as expected, primarily due to decreased maritime surveillance radar and electronic counter measure systems revenue.

Fourth quarter Segment adjusted EBITDA of $19 million was consistent with the prior year quarter primarily due to improved product mix.

Contract backlog totaled $345 million at September 30, 2018, compared to $351 million at September 30, 2017, with approximately 69% expected to be fulfilled within the next twelve months.

Taxes
The Company reported pretax income from continuing operations for the years ended September 30, 2018 and 2017 and recognized a tax provision of 1.6% compared to a tax benefit of 6.5%, respectively. The 2018 and 2017 tax rates included $9.4 million and $8.3 million, respectively, of net discrete tax benefits and certain other items that affect comparability. Excluding these items, the effective tax rates for the years ended September 30, 2018 and 2017 were 33.8% and 39.7%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2018, the Company had cash and equivalents of $70 million, total debt outstanding of $1.1 billion, net of discounts and deferred costs, and $310 million available for borrowing under its revolving credit facility. Capital expenditures from continuing operations, net of equipment sales were $49.5 million.

Share Repurchases
In each of August 2016 and August 2018, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During 2018, Griffon purchased an aggregate of 2,088,739 shares of common stock for a total of $41.1 million or $19.68 per share; there were no repurchases during the fourth quarter. At September 30, 2018, $58.3 million remained under existing Board authorizations.

Conference Call Information
The Company will hold a conference call today, November 14, 2018, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13684455. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, November 14, 2018 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13684455. The replay will be available through Wednesday, November 28, 2018 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availabiliy of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act of 2017. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through two reportable segments:

•	HBP segment consists of two companies, AMES and CBP:

AMES, founded in 1774, is the leading U.S. manufacturer and a global provider of branded consumer and professional tools, landscaping products, and outdoor lifestyle solutions. In 2018, we acquired ClosetMaid, a leader in wood and wire closet organization, general living storage and wire garage storage products for homeowners and professionals.

CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America. In 2018, we acquired CornellCookson, a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional, and retail use.

•
Defense Electronics segment consists of Telephonics Corporation ("Telephonics"), founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Segment adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
REVENUE	2018	2017	2018	2017
Home & Building Products:
AMES	$216,276	$125,506	$953,612	$545,269
CBP	227,898	161,564	697,969	568,001
Home & Building Products	444,174	287,070	1,651,581	1,113,270
Defense Electronics	101,331	143,729	326,337	411,727
Total revenue	$545,505	$430,799	$1,977,918	$1,524,997

Home & Building Products	$48,150	$34,260	$177,400	$126,766
Defense Electronics	19,107	19,253	36,063	45,931
Total Segment adjusted EBITDA from continuing operations	67,257	53,513	213,463	172,697
Net interest expense	(15,389)	(12,793)	(63,871)	(51,449)
Segment depreciation and amortization	(15,356)	(11,396)	(55,334)	(47,398)
Unallocated amounts	(12,819)	(11,019)	(45,812)	(42,398)
Acquisition costs	—	(9,617)	(7,597)	(9,617)
Special dividend ESOP charges	—	—	(3,220)	—
Secondary equity offering costs	—	—	(1,205)	—
Cost of life insurance benefits	—	—	(2,614)	—
Contract settlement charges	—	(5,137)	—	(5,137)
Income before taxes from continuing operations	$23,693	$3,551	$33,810	$16,698

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FROM CONTINUING OPERATIONS
BY REPORTABLE SEGMENT

(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2018	2017	2018	2017
Home & Building Products
Segment operating profit	$35,505	$24,834	$130,487	$89,495
Depreciation and amortization	12,645	8,702	44,533	36,547
Acquisition costs	—	724	2,380	724
Segment adjusted EBITDA	$48,150	$34,260	$177,400	$126,766

Defense Electronics
Segment operating profit	$16,396	$11,422	$25,262	$29,943
Depreciation and amortization	2,711	2,694	10,801	10,851
Contract settlement charges	—	5,137	—	5,137
Segment adjusted EBITDA	$19,107	$19,253	$36,063	$45,931

All segments:
Income from continuing operations - as reported	$39,117	$16,803	$96,450	$69,027
Unallocated amounts	12,819	11,019	45,812	42,398
Other, net	(35)	(459)	1,231	(880)
Corporate acquisition costs	—	8,893	5,217	8,893
Special dividend ESOP charges	—	—	3,220	—
Secondary equity offering costs	—	—	1,205	—
Cost of life insurance benefit	—	—	2,614	—
Segment operating profit from continuing operations	51,901	36,256	155,749	119,438
Segment depreciation and amortization	15,356	11,396	55,334	47,398
Acquisition costs	—	724	2,380	724
Contract settlement charges	—	5,137	—	5,137
Segment adjusted EBITDA from continuing operations	$67,257	$53,513	$213,463	$172,697

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2018	2017	2018	2017
Revenue	$545,505	$430,799	$1,977,918	$1,524,997
Cost of goods and services	397,054	316,279	1,448,358	1,116,881
Gross profit	148,451	114,520	529,560	408,116
Selling, general and administrative expenses	109,334	97,717	433,110	339,089
Income from continuing operations	39,117	16,803	96,450	69,027
Other income (expense)
Interest expense	(15,595)	(12,819)	(65,568)	(51,513)
Interest income	206	26	1,697	64
Other, net	(35)	(459)	1,231	(880)
Total other income (expense)	(15,424)	(13,252)	(62,640)	(52,329)
Income before taxes from continuing operations	23,693	3,551	33,810	16,698
Provision (benefit) for income taxes	22,662	(786)	555	(1,085)
Income from continuing operations	$1,031	$4,337	$33,255	$17,783
Discontinued operations:
Income (loss) from operations of discontinued businesses	(4,661)	637	119,981	22,276
Provision (benefit) for income taxes	(2,212)	16,924	27,558	25,147
Income (loss) from discontinued operations	(2,449)	(16,287)	92,423	(2,871)
Net income (loss)	$(1,418)	$(11,950)	$125,678	$14,912
Income from continuing operations	$0.03	$0.10	$0.81	$0.43
Income (loss) from discontinued operations	(0.06)	(0.39)	2.25	(0.07)
Basic earnings (loss) per common share	$(0.04)	$(0.29)	$3.06	$0.36
Weighted-average shares outstanding	40,326	41,726	41,005	41,005
Income from continuing operations	$0.02	$0.10	$0.78	$0.41
Income (loss) from discontinued operations	(0.06)	(0.39)	2.18	(0.07)
Diluted earnings (loss) per common share	$(0.04)	$(0.29)	$2.96	$0.35
Weighted-average shares outstanding	40,326	41,726	42,422	43,011
Net income (loss)	$(1,418)	$(11,950)	$125,678	$14,912
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	114	9,323	9,403	10,667
Pension and other post retirement plans	6,328	7,571	16,381	9,203
Gain (loss) on cash flow hedge	(27)	89	585	890
Total other comprehensive income, net of taxes	6,415	16,983	26,369	20,760
Comprehensive income	$4,997	$5,033	$152,047	$35,672

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2018	At September 30, 2017
CURRENT ASSETS
Cash and equivalents	$69,758	$47,681
Accounts receivable, net of allowances of $6,408 and $5,966	280,509	208,229
Contract costs and recognized income not yet billed, net of progress payments of $3,172 and $4,407	121,803	131,662
Inventories	398,359	299,437
Prepaid and other current assets	42,121	40,067
Assets of discontinued operations held for sale	—	370,724
Assets of discontinued operations not held for sale	324	329
Total Current Assets	912,874	1,098,129
PROPERTY, PLANT AND EQUIPMENT, net	342,492	232,135
GOODWILL	439,395	319,139
INTANGIBLE ASSETS, net	370,858	205,127
OTHER ASSETS	16,355	16,051
ASSETS OF DISCONTINUED OPERATIONS	2,916	2,960
Total Assets	$2,084,890	$1,873,541
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$13,011	$11,078
Accounts payable	233,658	183,951
Accrued liabilities	139,192	83,258
Liabilities of discontinued operations held for sale	—	84,450
Liabilities of discontinued operations	7,210	8,342
Total Current Liabilities	393,071	371,079
LONG-TERM DEBT, net	1,108,071	968,080
OTHER LIABILITIES	106,710	132,537
LIABILITIES OF DISCONTINUED OPERATIONS	2,647	3,037
Total Liabilities	1,610,499	1,474,733
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued outstanding shares of 81,520 and 80,663, respectively.	20,380	20,166
Capital in excess of par value	503,396	487,077
Retained earnings	550,523	480,347
Treasury shares, at cost, 35,846 common shares and 33,557 common shares	(534,830)	(489,225)
Accumulated other comprehensive loss	(34,112)	(60,481)
Deferred compensation	(30,966)	(39,076)
Total Shareholders’ Equity	474,391	398,808
Total Liabilities and Shareholders’ Equity	$2,084,890	$1,873,541

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$125,678	$14,912	$30,010
Net (income) loss from discontinued operations	(92,423)	2,871	(10,229)
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	55,803	47,878	46,342
Stock-based compensation	10,078	8,090	10,136
Provision for losses on accounts receivable	96	271	351
Amortization of deferred financing costs and debt discounts	5,219	4,511	7,321
Deferred income tax	(17,633)	2,341	6,044
Gain (loss) on sale/disposal of assets and investments	290	(126)	(319)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	2,681	(19,131)	(35,933)
(Increase) decrease in inventories	(52,122)	(29,299)	16,103
(Increase) decrease in prepaid and other assets	5,969	(4,781)	1,462
Increase in accounts payable, accrued liabilities and income taxes payable	11,078	17,541	4,829
Other changes, net	11,732	4,073	4,001
Net cash provided by operating activities - continuing operations	66,446	49,151	80,118
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(50,138)	(34,937)	(59,276)
Acquired business, net of cash acquired	(430,932)	(34,719)	(4,470)
Investment sales (purchases)	—	(1,824)	715
Proceeds from sale of business	474,727	—	—
Proceeds from sale of property, plant and equipment	663	143	770
Net cash used in investing activities - continuing operations	(5,680)	(71,337)	(62,261)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(49,797)	(10,325)	(8,798)
Purchase of shares for treasury	(45,605)	(15,841)	(65,307)
Proceeds from long-term debt	443,058	233,443	302,362
Payments of long-term debt	(300,993)	(170,454)	(208,514)
Change in short-term borrowings	144	—	—
Share premium payment on settled debt	—	(24,997)	—
Financing costs	(7,793)	(1,548)	(4,384)
Purchase of ESOP shares	—	(10,908)	—
Other, net	51	(70)	55
Net cash provided by (used) in financing activities - continuing operations	39,065	(700)	15,414

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(45,624)	47,193	24,264
Net cash used in investing activities	(10,762)	(45,075)	(31,343)
Net cash provided by (used in) financing activities	(22,541)	(4,268)	(6,526)
Net cash provided by (used in) discontinued operations	(78,927)	(2,150)	(13,605)
Effect of exchange rate changes on cash and equivalents	1,173	164	886
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	22,077	(24,872)	20,552
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	47,681	72,553	52,001
CASH AND EQUIVALENTS AT END OF PERIOD	$69,758	$47,681	$72,553
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$59,793	$48,137	$43,208
Cash paid for taxes	32,140	20,998	3,431

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2018	2017	2018	2017
Income from continuing operations	$1,031	$4,337	$33,255	$17,783
Adjusting items, net of tax:
Acquisition costs	—	6,145	5,047	6,145
Contract settlement charges	—	3,300	—	3,300
Special dividend ESOP charges	—	—	2,125	—
Secondary equity offering costs	—	—	795	—
Cost of life insurance benefit	—	—	248	—
Discrete and other certain tax provisions (benefits)	14,696	(1,769)	(9,384)	(8,274)
Adjusted income from continuing operations	$15,727	$12,013	$32,086	$18,954

Earnings per common share from continuing operations	$0.02	$0.10	$0.78	$0.41

Adjusting items, net of tax:
Acquisition costs	—	0.14	0.12	0.14
Contract settlement charges	—	0.08	—	0.08
Special dividend ESOP charges	—	—	0.05	—
Secondary equity offering costs	—	—	0.02	—
Cost of life insurance benefit	—	—	0.01	—
Discrete and other certain tax provisions (benefits)	0.35	(0.04)	(0.22)	(0.19)
Adjusted earnings per share from continuing operations	$0.38	$0.28	$0.76	$0.44
Weighted-average shares outstanding (in thousands)	41,797	43,237	42,422	43,011

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.